Exhibit 23.1
Independent Auditors’ Consent
We consent to the incorporation by reference in Registration Statements No. 333-127131 and 333-131483 on Form S-8 of Unica Corporation of our report dated March 31, 2006 relating to the financial statements of Sane Solutions, LLC appearing in this Amendment No. 1 to the Current Report on Form 8-K/A of Unica Corporation dated March 7, 2006 as of and for the years ended December 31, 2004 and 2005.
/s/ Stowe & Degon LLP
May 12, 2006
Worcester, Massachusetts